Filed Pursuant to Rule 424(b)(5)
Registration No. 333-150461

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 25, 2008)

9,544,814 Shares

of Common Stock

We are distributing at no charge to the holders of our common stock, options and warrants non-transferable subscription rights to purchase up to an aggregate of 9,544,814 shares of our common stock at a cash subscription price of $0.80 per share. Each subscription right carries with it a subscription privilege, which entitles subscription rights holders to purchase one share of our common stock at the subscription price of $0.80 per share. Fractional shares of our common stock will not be issued in this rights offering.

The maximum total purchase price of shares offered in this rights offering will be approximately $7.6 million. You will not be entitled to receive any subscription rights unless you are a stockholder, option holder or warrant holder of record as of 5:00 p.m., New York City time, on January 21, 2009. Stockholders, option holders and warrant holders as of this date will each receive one subscription right for every share of common stock owned or subject to an outstanding option or warrant (whether or not then vested and exercisable).

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on February 20, 2009, the expiration date of this rights offering. We, in our sole discretion, may extend the period for exercising the subscription rights. We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in this rights offering. Subscription rights that are not exercised by the expiration date of this rights offering will expire and will have no value. You should carefully consider whether or not to exercise your subscription rights before the expiration date of this rights offering and in doing so you should consider all of the information about us and this rights offering contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors set forth or incorporated herein. All exercises of subscription rights are irrevocable.

The rights may not be sold or transferred except under the very limited circumstances described later in this prospectus.

Shares of our common stock are quoted on the Nasdaq Global Market under the symbol “ORNG.” The closing price of our common stock on January 21, 2009, the last trading day before the commencement of this rights offering, was $0.68 per share.

Exercising your subscription rights and investing in our common stock involves risks. You should consider carefully the risk factors beginning on page S-11 of this prospectus supplement and beginning on page 21 of our Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2008, which is incorporated herein by reference, before exercising your subscription rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus supplement is January 22, 2009

ABOUT THIS PROSPECTUS SUPPLEMENT

You should carefully read this prospectus supplement, the accompanying prospectus and any free writing prospectus, including “Risk Factors” on page S-11 of this prospectus supplement and on page 2 of the accompanying prospectus and incorporated by reference in this prospectus supplement and in the accompanying prospectus, the financial statements and related notes and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement, the accompanying prospectus and any free writing prospectus, are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell, from time to time, any combination of securities described in the accompanying prospectus in one or more offerings, up to a total dollar amount of $10 million. The accompanying prospectus provides you with a general description of the securities we may offer from time to time under our shelf registration statement. This prospectus supplement provides you with specific information about the shares of our common stock that we are selling in this rights offering.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus that we authorize to be distributed to you. We have not, and the subscription agent has not, authorized anyone to provide you with information different from, or to represent anything other than, that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus that we authorize to be distributed to you. You must not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell and is seeking offers to buy only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so.

This prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein include all material information relating to this rights offering. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate only as of the date on those respective documents, regardless of the time of delivery of any such document or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus, the statements made in this prospectus supplement, modify or supersede those made in the accompanying prospectus. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus, together with the additional information described below under the headings “Where You Can Find More Information” in the accompanying prospectus and “Incorporation by Reference” in this prospectus supplement.

References in this prospectus supplement and the accompanying prospectus to “we,” “our,” “us” and “Orange 21” refer to Orange 21 Inc. and our consolidated subsidiaries, Spy Optic, S.r.l., LEM S.r.l. and Spy Optic, Inc., except where it is made clear that the term means only Orange 21 Inc.

We own various trademarks and trade names used in our business, such as Spy, SpyOptic, Eye Spy, Selectron, Windows for your head, Scoop, Delta Photochromatic, Dri Force, ARC, a Trident design, Plus System, Gemini, Mosaic, Isotron, Epsion, Zed, Apollo, Haymaker, Hielo, Prodigus Metal Alloy, Viente, HSX, MC2, Logan, Decker, Double Decker, a “triangle with cross” design, and a “cross” design (various); and our unregistered or pending marks include, but are not limited to: Spy (various), Bias, SpyOptic, and a “cross” design. Other trademarks referenced herein are the property of their respective owners.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information about us that you should consider before investing in our common stock. You should carefully read this entire prospectus supplement, the accompanying prospectus and any free writing prospectus, including “Risk Factors” on page S-11 of this prospectus supplement and, the financial statements and related notes and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

About the Company

We design, develop and market premium products for the action sports, motorsports and youth lifestyle markets. Our principal products, sunglasses and goggles, are marketed primarily under the brands, Spy™ and SpyOptic™. These products target the action sport and power sports markets, including surfing, skateboarding, snowboarding, ski, motocross, and the youth lifestyle market within fashion, music and entertainment. We have built our Spy® brand by developing innovative, proprietary products that utilize high-quality materials and optical lens technology to convey performance, style, quality and value. We sell our products in approximately 3,100 retail locations in the United States and Canada and internationally through approximately 2,000 retail locations serviced by us and our international distributors. We have developed strong relationships with key multi-store action sport and youth lifestyle retailers in the United States, such as Cycle Gear, Inc., Pacific Sunwear of California, Inc., Tilly’s Clothing, Shoes & Accessories and Zumiez, Inc., and a strategically selective collection of specialized surf, skate, snow and motocross stores.

We focus our marketing and sales efforts on the action sports, motorsports, and youth lifestyle markets, and specifically, persons ranging in age from 17 to 35. We separate our eyewear products into two groups: sunglasses, which includes fashion, performance sport and women-specific sunglasses, and goggles, which includes snowsport and motocross goggles. In addition, we sell branded sunglass and goggle accessories. In managing our business, we are particularly focused on ensuring that our product designs are keyed to current trends in the fashion industry, incorporate the most advanced technologies to enhance performance and provide value to our target market.

We began as a grassroots brand in Southern California and entered the action sports and youth lifestyle markets with innovative and performance-driven products and an authentic connection to the action sports and youth lifestyle markets under the Spy Optic™ brand. We have two wholly owned subsidiaries incorporated in Italy, Spy Optic, S.r.l. and LEM (our primary manufacturer), and a wholly owned subsidiary incorporated in California, Spy Optic, Inc., which we consolidate in our financial statements. We were incorporated as Sports Colors, Inc. in California in August 1992. From August 1992 to April 1994, we had no operations. In April 1994, we changed our name to Spy Optic, Inc. In November 2004, we reincorporated in Delaware and changed our name to Orange 21 Inc.

Our principal executive offices are located at 2070 Las Palmas Drive, Carlsbad, CA 92011. Our telephone number is (760) 804-8420. Our website is www.orangetwentyone.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus supplement, the accompanying prospectus or any free writing prospectus.

Recent Developments

Although our fourth quarter and year-end results for the three months and year ended December 31, 2008, respectively, are not finalized, we expect to report net sales for the three-month period ended December 31, 2008 in the range of $9 million and $11 million, with gross margins substantially below gross margins for the third quarter ended September 30, 2008 partially due to an increased level of returns and discounts due to the current economic environment. These projected financial results are preliminary, are subject to year-end adjustments and subject to change pending their finalization. The above statements comprise forward looking statements within the meaning of Section 27(a) of the Securities Act of 1933 and Section 21(e) of the Securities Exchange Act of 1934. Please refer to the section headed “Information Regarding Forward Looking Statements” on page S-10 of this prospectus supplement for further information.

The Rights Offering

The Rights Offering	We are distributing to you, at no charge, one non-transferable subscription right for every one share of our common stock owned or subject to an outstanding option or warrant (whether or not then vested and exercisable) on the record date.

Subscription Privilege	Each whole subscription right entitles you to purchase one share of common stock at the subscription price of $0.80 per share of common stock purchased.

Common stock offered by us in this rights offering	9,544,814 shares

Common stock outstanding before this rights offering	8,199,314 shares

Common stock to be outstanding immediately after this rights offering (assuming all rights are exercised)	17,744,128 shares

Nasdaq Global Market trading symbol	ORNG

Record Date	5:00 p.m., New York City time, on January 21, 2009.

Expiration Date	5:00 p.m., New York City time, on February 20, 2009, unless extended by us, in our sole discretion. Any rights not exercised at or before that time will expire without any payment to the holders of those unexercised rights.

Subscription Price	$0.80 per share of common stock

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, which may include research and development, capital expenditures, payment of trade payables, working capital and general and administrative expenses. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus supplement. See “Use of Proceeds” on page S-35.

Non-transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the Nasdaq Global Market or on any other stock exchange or market.

No Revocation	If you exercise any of your rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid.

U.S. Federal Income Tax Considerations	A holder should not recognize income or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see “Material U.S. Federal Income Tax Consequences.”

Subscription Agent	Computershare Trust Company, N.A.

Information Agent	Georgeson Inc.

The number of shares of common stock that will be outstanding immediately after this offering is based on 8,199,314 shares of common stock outstanding and 1,345,500 shares of common stock subject to outstanding options and warrants as of January 21, 2009.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q:	What is this rights offering?

A:	This rights offering is a pro rata distribution, at no charge, to holders of our common stock, options and warrants of one non-transferable subscription right to purchase one additional share of our common stock at $0.80 per share for each share of our common stock owned or subject to an outstanding option or warrant (whether or not then vested and exercisable) as of 5:00 p.m., New York City time, on January 21, 2009, the rights offering record date, for a total of approximately 9.5 million subscription rights. The maximum aggregate gross proceeds of this rights offering will not exceed approximately $7.6 million. Certain members of our board of directors, including our Chief Executive Officer, have indicated that they intend to participate in the rights offering up to $800,000. In addition, Costa Brava Partnership III L.P., our 19.8% stockholder, has informed us that it intends to participate up to its maximum percentage, or 1,622,271 shares on a fully diluted basis. We may allocate unsubscribed shares to other potential investors at the rights offering subscription price, and we are in discussions with third parties who have expressed an interest in purchasing an aggregate of approximately $200,000 to $600,000 of any such unsubscribed shares, although there can be no guarantee that these sales will occur. All exercises of subscription rights are irrevocable. See “—After I exercise my subscription rights, can I change my mind and cancel my purchase?”

Q:	How many shares may I purchase if I exercise my subscription privilege?

A:	As noted above, you will receive one non-transferable subscription right for each share of our common stock that you owned or had the right to purchase pursuant to an option or warrant (whether or not then vested and exercisable) as of 5:00 p.m., New York City time, on January 21, 2009, the rights offering record date. Each subscription right is a right to purchase one share of our common stock. As an example, if you owned 50 shares of common stock, as of 5:00 p.m. New York City time, on January 21, 2009, the rights offering record date, you would receive 50 rights pursuant to your subscription privilege, which would entitle you to purchase 50 shares of our common stock in this rights offering. The purchase price for each share of our common stock purchased pursuant to the subscription privilege is $0.80 per share (which represents approximately a 18% premium over the Nasdaq Global Market closing price per share of our common stock on January 21, 2009, the last trading day before the commencement of this rights offering).

Q:	Why are you engaging in this rights offering?

A:	We are engaging in this rights offering because it will allow us to fund general corporate expenditures, which may include research and development, capital expenditures, payment of trade payables, working capital and general and administrative expenses. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus supplement. See “Use of Proceeds.”

Our board of directors has chosen to raise capital through a rights offering in light of a number of factors, including the opportunity that it provides to all of our stockholders, option holders and warrant holders as of the rights offering record date, to participate and maintain their percentage ownership of our common stock; the relative expense of other financing alternatives and the fact that certain stockholders have expressed interest in participating in a rights offering at a price that is a premium to our market price.

Q:	Am I required to subscribe in this rights offering?

A:	No. You may exercise any number of your subscription rights, including a partial exercise, or you may choose not to exercise any rights.

Q:	What happens if I choose not to exercise my subscription rights?

A:	You will retain your current number of shares of our common stock even if you do not exercise your subscription rights. However, if you do not exercise your subscription rights, the percentage of our common stock that you own will decrease, and your voting and other rights will be diluted to the extent that other holders exercise their subscription rights.

Q:	Are we requiring a minimum subscription to complete the rights offering?

A:	No.

Q:	Can you cancel this rights offering?

A:	Yes. Our board of directors may decide to cancel the rights offering at any time prior to the expiration of this rights offering for any reason or no reason. If we cancel the rights offering, any money received from subscribing stockholders will be refunded promptly, without interest or deduction.

Q:	When will this rights offering expire?

A:	The subscription rights will expire, if not exercised, at 5:00 p.m., New York City time, on February 20, 2009, unless we decide to extend this rights offering until some later time. See “The Rights Offering—Expiration of the Rights Offering and Extensions, Amendments and Termination.” The subscription agent must actually receive all required documents and payments before that time and date. There is no maximum duration for the rights offering.

Q:	How do I exercise my subscription rights?

A:	You may exercise your subscription rights by properly completing and signing your subscription rights certificate. Your subscription rights certificate, together with full payment of the subscription price, must be received by the subscription agent on or prior to the expiration date of this rights offering. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

Q:	May I transfer or sell my subscription rights if I do not want to purchase any shares?

A:	No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. Notwithstanding the foregoing, your rights may be transferred by operation of law; for example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us before the expiration date of the rights offering.

Q:	Will I be able to trade my subscription rights on the Nasdaq Global Market or any other national market or exchange?

A:	No. The subscription rights are non-transferable and will not be listed for trading on the Nasdaq Global Market or any other national market or exchange.

Q:	What should I do if I want to participate in this rights offering, but my shares are held in the name of my broker, custodian bank or other nominee?

A:	If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and timely return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering.

Q:	What should I do if I want to participate in this rights offering, but I am a stockholder with a foreign address or a stockholder with an Army Post Office or Fleet Post Office address?

A:	The subscription agent will not mail subscription rights certificates to you if you are a stockholder of record as of the rights offering record date with an address outside the U.S. or an Army Post Office or a Fleet Post Office address. To exercise your subscription rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, on February 13, 2009, three business days prior to the scheduled February 20, 2009 expiration date and, with respect to stockholders with addresses outside the U.S., establish to the satisfaction of the subscription agent that you are permitted to exercise your subscription rights under applicable law. In addition, you must take all other steps that are necessary to exercise your subscription rights, on or prior to the date required for participation in this rights offering. If you do not follow these procedures prior to the expiration of the rights offering, your rights will expire.

Q:	Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:	We will not charge a brokerage commission or a fee to subscription rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, custodian bank or nominee, you will be responsible for any fees charged by your broker, custodian bank or nominee.

Q:	Are there any conditions to my right to exercise my subscription rights?

A:	Yes. This rights offering is subject to certain limited conditions. Please see “The Rights Offering— Conditions to the Rights Offering.”

Q:	What is the recommendation of your board of directors regarding this rights offering?

A:	Neither we nor our board of directors are making any recommendation as to whether or not you should exercise your subscription rights. The subscription price is above the public trading market price of our common stock, which may decline before the subscription rights expire. If you exercise your subscription rights, you will have committed to buying shares of our common stock at a price of $0.80 per share, regardless of the prevailing market price on the expiration date of the rights offering. You are urged to make your decision based on your own assessment of this rights offering and after considering all of the information in this prospectus supplement and the accompanying prospectus, including the “Risk Factors” section of this document and all of the other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Q:	How was the $0.80 per share subscription price established?

A:	The subscription price for the rights offering was set by our board of directors. In determining the subscription price, our board of directors considered a number of factors, including: our business prospects; the need to offer shares at a price that would be attractive to our investors; general conditions in the securities market; the likely cost of capital from other sources; the low trading volume of our common stock, which precludes the opportunity to purchase a large number of shares; and discussions with various market participants, including potential investors who indicated their willingness to purchase shares of our common stock at a price of $0.80 per share. Based upon this review and the other factors described above, our board of directors determined that the $0.80 subscription price per share of common stock represented an appropriate subscription price. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock underlying the subscription rights.

Q:	Is exercising my subscription rights risky?

A:	The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. You should carefully consider the information under the heading “Risk Factors” and all other information included or incorporated by reference herein before deciding to exercise your subscription rights.

Q:	After I exercise my subscription rights, can I change my mind and cancel my purchase?

A:	No. Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription rights, even if the market price of our common stock is below the $0.80 per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $0.80 per share. Subscription payments will be accepted on a rolling basis and we may utilize any subscription payments upon receipt. Subscription rights not exercised prior to the expiration of this rights offering will have no value.

Q:	What are the Federal income tax consequences of exercising my subscription rights?

A:	A holder should not recognize income, gain or loss for Federal income tax purposes in connection with the receipt or exercise of subscription rights in this rights offering. However, you are urged to consult with your tax advisor. See “Material U.S. Federal Income Tax Consequences.”

Q:	How many shares of our common stock will be outstanding after this rights offering?

A:	Assuming that all subscription rights issued are exercised, the number of shares of our common stock that will be outstanding immediately after the completion of this rights offering will be 17,744,128 shares.

Q:	Has anyone indicated their intention to exercise their subscription rights?

A:	Yes. Certain members of our board of directors, including our Chief Executive Officer, have indicated that they intend to participate in the rights offering up to $800,000. In addition, Costa Brava Partnership III L.P., our 19.8% stockholder, has informed us that it intends to participate up to its maximum percentage, or 1,622,271 shares on a fully diluted basis. We may allocate unsubscribed shares to other potential investors at the rights offering subscription price, and we are in discussions with third parties who have expressed an interest in purchasing an aggregate of approximately $200,000 to $600,000 of any such unsubscribed shares, although there can be no guarantee that these sales will occur.

Q:	If I exercise my subscription rights, when will I receive shares of common stock purchased in this rights offering?

A:	We will issue the shares of our common stock purchased in this rights offering electronically through the Direct Registration System to record holders who properly exercise their rights pursuant to the terms hereof as soon as practicable after receipt of all required subscription materials, including full payment of the applicable subscription price. If you hold shares of our common stock through a broker, custodian bank or other nominee who uses the services of the Depository Trust Company, or DTC, the DTC will issue one subscription right to your nominee for every share of common stock you owned on the rights offering record date. See also “The Rights Offering—Procedures For DTC Participants.”

Q:	Who is the subscription agent for the rights offering?

A:	The subscription agent is Computershare Trust Company, N.A. The address for delivery to the subscription agent is as follows:

By First Class Mail Only:

Computershare Trust Company, N.A. Orange 21 Inc. Rights Offering c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02941-3011

Your delivery to an address or other than by the methods set forth above will not constitute valid delivery. You may call the subscription agent for confirmation purposes at (781) 575-2332.

Q:	What should I do if I have other questions?

A:	If you have questions or need assistance, please contact Georgeson Inc., the information agent for this rights offering, toll-free at (800) 280-0819.

Banks and brokerage firms please call: (212) 440-9800.

For a more complete description of this rights offering, see “The Rights Offering” section included elsewhere in this prospectus supplement.

INFORMATION REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and any free writing prospectus, including the documents we incorporate by reference into any of them, contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by their use of words such as “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future.

Forward looking statements involve certain risks and uncertainties, many of which are beyond our control. If any of those risks and uncertainties materialize, actual results could differ materially from those discussed in any such forward looking statement. Among the factors that could cause actual results to differ materially from those discussed in forward looking statements are those discussed under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and our filings with the SEC that are incorporated by reference herein or therein. See “Incorporation by Reference” in this prospectus supplement and “Where You Can Find Additional Information” in the accompanying prospectus for information about how to obtain copies of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

All forward looking statements in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference into any of them are made only as of the date of the document in which they are contained, based on information available to us as of the date of that document, and we caution you not to place undue reliance on forward looking statements in light of the risks and uncertainties associated with them. We assume no obligation to update any forward looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in our common stock involves risk. Prior to making a decision about investing in our common stock, you should consider carefully the following risk factors, as well as the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including those that are filed after the date of this prospectus supplement. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of these risks or uncertainties actually occur, our business, financial condition, results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

Economic conditions and the resulting decline in consumer spending could adversely affect our business and financial performance.

Our performance depends significantly on general economic conditions and their impact on consumer confidence and discretionary consumer spending, which have recently deteriorated significantly and may remain depressed for the foreseeable future. Our business and financial performance, including our sales and the collection of our accounts receivable, may be adversely affected by the current decrease and any future decrease in economic activity in the United States or in other regions of the world in which we do business. Further, economic factors such as a reduction in the availability of credit, increased unemployment levels, higher fuel and energy costs, rising interest rates, adverse conditions in the housing markets, financial market volatility, recession, reduced consumer confidence, acts of terrorism and other factors affecting consumer spending behavior could adversely affect demand for our products. If consumer spending continues to decline, we will not be able to improve our sales. In addition, reduced consumer spending may cause us to lower prices or suffer increases in product returns, which would have a negative impact on gross profit.

Current economic conditions could adversely impact our liquidity and our ability to obtain financing, including counterparty risk.

We rely on our credit line with BFI and other credit arrangements to fund working capital needs. The recent unprecedented disruptions in the credit and financial markets and resulting decline in general economic and business conditions may adversely impact our access to capital through our credit line and other sources. Under the terms of our Loan Agreement, BFI may reduce our borrowing availability in certain circumstances, including, without limitation, if in its reasonable business judgment our creditworthiness, sales or the liquidation value of our inventory have declined materially. Further, the Loan Agreement provides that BFI may declare us in default if we experience a material adverse change in our business or financial condition or if BFI determines that our ability to perform under the Loan Agreement is materially impaired. The current economic environment could also cause lenders and other counterparties who provide us credit to breach their obligations to us, which could include, without limitation, lenders or other financial services companies failing to fund required borrowings under our credit arrangements. Any of the foregoing could adversely impact our business, financial condition or results of operations.

Also, if we require additional financing as a result of the foregoing or other factors, the credit market turmoil could negatively impact our ability to obtain such financing. Our access to additional financing will depend on a variety of factors (many of which we have little or no control over) such as market conditions, the general availability of credit, the overall availability of credit to our industry, our credit ratings and credit capacity, as well as the possibility that lenders could develop a negative perception of our long-term or short-term financial prospects.

Fluctuations in foreign currency exchange rates could harm our results of operations.

We sell a majority of our products in transactions denominated in U.S. Dollars; however, we purchase a substantial portion of our products from our manufacturers in transactions denominated in Euros. As a result, weakening of the U.S. Dollar has increased our cost of sales substantially. If the U.S. Dollar weakens against the Euro again in the future, our cost of sales could further increase. We also are exposed to gains and losses resulting from the effect that fluctuations in foreign currency exchange rates have on the reported results in our consolidated financial statements due to the translation of the operating results and financial position of our Italian subsidiaries Spy Optic, S.r.l. and LEM, and due to net sales in Canada. Between January 1, 2008 and January 15, 2009, the Euro exchange rate has ranged from U.S. $1.23 to U.S. $1.60. Between January 1, 2008 and January 15, 2009, the Canadian Dollar exchange rate has ranged from U.S. $0.77 to U.S. $1.03. For the nine months ended September 30, 2008 and 2007, we had net foreign currency losses of $17,000 and $102,000, respectively, which represented 0% and 0% of our net sales, respectively.

The effect of foreign exchange rates on our financial results can be significant. Therefore we have engaged in the past, and may in the future engage in certain hedging activities to mitigate over time the impact of the translation of foreign currencies on our financial results. Our hedging activities have in the past reduced, but have not eliminated, the effects of foreign currency fluctuations. Factors that could affect the effectiveness of our hedging activities include the volatility of currency markets and the availability of hedging instruments. The degree to which our financial results are affected has depended in part upon the effectiveness or ineffectiveness of our hedging activities. As of December 31, 2008, we had no foreign currency contracts.

We have a history of significant losses. If we do not achieve or sustain profitability, our financial condition and stock price could suffer.

We have a history of losses and we may continue to incur losses for the foreseeable future. As of September 30, 2008, our accumulated deficit was $18.4 million and, during the nine months ended September 30, 2008, we incurred a net loss of $1.1 million. We have not achieved profitability for a full fiscal year since our initial public offering. If we are unable to maintain or grow our revenues, or if we are unable to reduce operating expenses sufficiently, we may not be able to achieve full fiscal year profitability in the near future or at all. Even if we do achieve full fiscal year profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If we are unable to achieve full fiscal year profitability within a short period of time, or at all, or if we are unable to sustain profitability at satisfactory levels, our financial condition and stock price could be adversely affected.

Our future capital needs are uncertain, and we may need to raise additional funds in the future which may not be available on acceptable terms or at all.

Our capital requirements will depend on many factors, including:

•	acceptance of, and demand for our products;

•	the costs of developing and selling new products;

•	the extent to which we invest in new equipment and product development;

•	the number and timing of acquisitions and other strategic transactions; and

•	the costs associated with the growth of our business, if any.

Although we believe we have sufficient funds to operate our business over the next twelve months, our existing sources of cash and cash flows may not be sufficient to fund our activities. In addition, we are in the process of streamlining our operations, which we expect will provide current savings to us.

As a result, we may need to raise additional funds, and such funds may not be available on favorable terms, or at all, particularly given current economic conditions and the recent turmoil in the credit market. Furthermore, if we issue equity or convertible debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences, and privileges senior to those of our existing stockholders. If we incur additional debt, it may increase our leverage relative to our earnings or to our equity capitalization. If we cannot raise funds on acceptable terms, we may need to scale back our expenditures and we may not be able to develop or enhance our products, execute our business plan, take advantage of future opportunities, or respond to competitive pressures.

If we are unable to continue to develop innovative and stylish products, demand for our products may decrease.

The action sports and youth lifestyle markets are subject to constantly changing consumer preferences based on fashion and performance trends. Our success depends largely on the continued strength of our brand and our ability to continue to introduce innovative and stylish products that are accepted by consumers in our target markets. We must anticipate the rapidly changing preferences of consumers and provide products that appeal to their preferences in a timely manner while preserving the relevancy and authenticity of our brand. Achieving market acceptance for new products may also require substantial marketing and product development efforts and expenditures to create consumer demand. Decisions regarding product designs must be made several months in advance of the time when consumer acceptance can be measured. If we do not continue to develop innovative and stylish products that provide greater performance and design attributes than the products of our competitors and that are accepted by our targeted consumers, we may lose customer loyalty, which could result in a decline in our net sales and market share.

We may not be able to compete effectively, which will cause our net sales and market share to decline.

The action sports and youth lifestyle markets in which we compete are intensely competitive. We compete with sunglass and goggle brands in various niches of the action sports market including Von Zipper, Electric Visual, Arnette, Oakley, Scott and Smith Optics. We also compete with broader youth lifestyle brands that offer eyewear products, such as Quiksilver, and in the broader fashion sunglass sector of the eyewear market, which is fragmented and highly competitive. We compete with a number of brands in these sectors of the market, including brands such as Armani, Christian Dior, Dolce & Gabbana, Gucci, Prada and Versace. In both markets, we compete primarily on the basis of fashion trends, design, performance, value, quality, brand recognition, marketing and distribution channels.

The purchasing decisions of consumers are highly subjective and can be influenced by many factors, such as marketing programs, product design and brand image. Several of our competitors enjoy substantial competitive advantages, including greater brand recognition, a longer operating history, more comprehensive lines of products and greater financial resources for competitive activities, such as sales and marketing, research and development and strategic acquisitions. Our competitors may enter into business combinations or alliances that strengthen their competitive positions or prevent us from taking advantage of such combinations or alliances. They also may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or consumer preferences.

If our marketing efforts are not effective, our brand may not achieve the broad recognition necessary to our success.

We believe that broader recognition and favorable perception of our brand by persons ranging in age from 17 to 35 is essential to our future success. Accordingly, we intend to continue an aggressive brand strategy through a variety of marketing techniques designed to foster an authentic action sports and youth lifestyle company culture, including athlete sponsorship, sponsorship of surfing, snowboarding, skateboarding, wakeboarding, and motocross events, vehicle marketing, internet and print media, action sports industry relationships, sponsorship of concerts and music festivals and celebrity endorsements. If we are unsuccessful, these expenses may never be offset, and we may be unable to maintain or increase net sales. Successful positioning of our brand depends largely on:

•	the success of our advertising and promotional efforts;

•	preservation of the relevancy and authenticity of our brand in our target demographic; and

•	our ability to continue to provide innovative, stylish and high-quality products to our customers.

To increase brand recognition, we must continue to spend significant amounts of time and resources on advertising and promotions. These expenditures may not result in a sufficient increase in net sales to cover such advertising and promotional expenses. In addition, even if brand recognition increases, our customer base may decline or fail to increase and our net sales may not continue at present levels or may decline.

If we fail to develop new products that are received favorably by our target customer audience, our business may suffer.

We are continuously evaluating potential entries into or expansion of new product offerings. In expanding our product offerings, we intend to leverage our sales and marketing platform and customer base to develop these opportunities. While we have generally been successful promoting our sunglasses and goggles in our target markets, we cannot predict whether we will be successful in gaining market acceptance for any new products that we may develop. In addition, expansion of our business strategy into new product offerings will require us to incur significant sales and marketing expenses. These requirements could strain our management and financial and operational resources. Additional challenges that may affect our ability to expand our product offerings include our ability to:

•	increase awareness and popularity of our existing Spy® brand;

•	establish awareness of any new brands we may introduce or acquire;

•	increase customer demand for our existing products and establish customer demand for any new product offering;

•	attract, acquire and retain customers at a reasonable cost;

•	achieve and maintain a critical mass of customers and orders across all of our product offerings;

•	maintain or improve our gross margins; and

•	compete effectively in highly competitive markets.

We may not be able to address successfully any or all of these challenges in a manner that will enable us to expand our business in a cost-effective or timely manner. If new products we develop are not received favorably by consumers, our reputation and the value of our brand could be damaged. The lack of market acceptance of new products we develop or our inability to generate satisfactory net sales from any new products to offset their cost could harm our business.

Substantially all of our assets are pledged to secure obligations under our outstanding indebtedness.

On February 26, 2007, Spy Optic, Inc. entered into a Loan and Security Agreement (the “Loan Agreement”) with BFI Business Finance (“BFI”) with a maximum borrowing capacity of $5.0 million, which was extended to $8.0 million. Actual borrowing availability is based on Spy Optic, Inc.’s eligible trade receivables and inventory levels. Loans extended pursuant to the Loan Agreement will bear interest at a rate per annum equal to the prime rate as reported in the Western Edition of the Wall Street Journal from time to time plus 2.5%. Interest will be payable monthly in arrears and Spy Optic, Inc. is required to pay at least $2,000 a month in interest regardless of the amounts outstanding under the Loan Agreement at any particular time. The Loan Agreement also imposes certain covenants on Spy Optic, Inc., including covenants requiring it to (i) deliver financial statements and inventory and accounts payable reports to BFI; (ii) maintain certain minimum levels of insurance; (iii) make required payments under all leases; (iv) refrain from incurring additional debt in excess of $100,000; (v) maintain its corporate name, structure and existence; (vi) refrain from paying dividends; (vii) notify BFI in advance of relocating its premises; and (viii) refrain from substantially changing its management or business. As of December 31, 2008 there were outstanding borrowings under the Loan Agreement of $3.8 million.

Spy Optic, Inc. granted a security interest in all of its assets, except for title to its copyrights, patents, trademarks, servicemarks and related applications, to BFI as security for its obligations under the Loan Agreement. Spy Optic, Inc. also established a bank account in BFI’s name into which collections on accounts receivable and other collateral are deposited (the “Collateral Account”). Pursuant to the deposit control account agreement between Spy Optic, Inc. and BFI with respect to the Collateral Account, BFI is entitled to sweep all amounts deposited into the Collateral Account and apply the funds to outstanding obligations under the Loan Agreement; provided that BFI is required to distribute to Spy Optic, Inc. any amounts remaining after payment of all amounts due under the Loan Agreement. Additionally, Orange 21 Inc. guarantied Spy Optic, Inc.’s obligations under the Loan Agreement and granted BFI a blanket security interest in all of its assets, except for title to its copyrights, patents, trademarks, service marks and related applications and its stock in Spy Optic, Inc., which it covenanted not to pledge to any other person or entity, as security for its obligations under its guaranty.

If Spy Optic, Inc. defaults in any of its obligations under the Loan Agreement, BFI will be entitled to exercise its remedies under the Loan Agreement and applicable law, which could harm our results of operations and reputation. Specifically, the remedies available to BFI include, without limitation, increasing the applicable interest rate on all amounts outstanding under the Loan Agreement, declaring all amounts under the Loan Agreement immediately due and payable, assuming control of the Collateral Account or any other assets pledged by Spy Optic, Inc. or Orange 21 Inc. and directing our customers to make payments directly to BFI.

Our business could be harmed if we fail to maintain proper inventory levels.

We place orders with our manufacturers for some of our products prior to the time we receive orders for these products from our customers. We do this to minimize purchasing costs, the time necessary to fill customer orders and the risk of non-delivery. We also maintain an inventory of selected products that we anticipate will be in high demand. We may be unable to sell the products we have ordered in advance from manufacturers or that we have in our inventory. Inventory levels in excess of customer demand may result in inventory write-downs, and the sale of excess inventory at discounted prices could significantly impair our brand image and harm our operating results and financial condition. Conversely, if we underestimate consumer demand for our products or if our manufacturers fail to supply the quality products that we require at the time we need them, we may experience inventory shortages. Inventory shortages might delay shipments to customers, negatively impact retailer and distributor relationships and diminish brand loyalty, thereby harming our business.

Our manufacturers must be able to continue to procure raw materials and we must continue to receive timely deliveries from our manufacturers to sell our products profitably.

The capacity of our manufacturers, including our subsidiary LEM, to manufacture our products is dependent in substantial part, upon the availability of raw materials used in the fabrication of sunglasses and goggles. Any shortage of raw materials or inability of a manufacturer to manufacture or ship our products in a timely manner, or at all, could impair our ability to ship orders of our products in a timely manner and could cause us to miss the delivery requirements of our customers. As a result, we could experience cancellation of orders, refusal to accept deliveries or a reduction in purchase prices, any of which could harm our net sales, results of operations and reputation. Our manufacturers, including LEM, have experienced in the past, and may experience in the future, shortages of raw materials and other production delays, which have resulted in, and may in the future result in, delays in deliveries of our products of up to several months. In addition, LEM provides manufacturing services to other companies under supply agreements. The inability of LEM and our other suppliers to manufacture and ship products in a timely manner could result in breaches of the agreements with our customers, which could harm our results of operations, reputation and demand for our products.

If we are unable to recruit and retain key personnel necessary to operate our business, our ability to develop and market our products successfully may be harmed.

We are heavily dependent on our current executive officers and management. The loss of any key employee or the inability to attract or retain qualified personnel, including product design and sales and marketing personnel, could delay the development and introduction of, and harm our ability to sell our products and damage our brand. We believe that our future success is significantly dependent on the contributions of A. Stone Douglass, who became our Chief Executive Officer in October 2008 as well as Jerry Collazo, our Chief Financial Officer, and Stefano Lodgini, our Director of Operations, Italy. The loss of the services of Mr. Douglass, Mr. Collazo or Mr. Lodgini would be difficult to replace. Our future success may also depend on our ability to attract and retain additional qualified management, design and sales and marketing personnel. We do not carry key man insurance. If our management team is unable to execute on our business strategy, our business may be harmed, which could adversely impact our branding strategy, product development strategy and net sales.

If we are unable to retain the services of our primary product designer, our ability to design and develop new products likely will be harmed.

We rely on Jerome Mage, our primary product designer, for the design and development of our eyewear products. Mr. Mage has provided his services to us as an independent consultant through his business, Mage Design, LLC. Our agreement with Mage Design, LLC expired on December 31, 2008. However, we continue to use Mr. Mage’s services on an as-needed basis. We cannot be certain that Mr. Mage will not terminate his relationship with us at any time. If Mr. Mage terminates his relationship with us, we will need to obtain the services of another qualified product designer to design our eyewear products, and even if we are able to locate a qualified product designer, we may not be able to agree on commercially reasonable terms acceptable to us with such designer. If we were to enter into an agreement with a new qualified product designer, we could experience a delay in the design and development of new sunglass and goggle product lines, and we may not experience the same level of consumer acceptance with any such product offerings. Any such delay in the introduction of new product lines or the failure by customers to accept new product lines could reduce our net sales.

If we are unable to maintain and expand our endorsements by professional athletes, our ability to market and sell our products may be harmed.

A key element of our marketing strategy has been to obtain endorsements from prominent action sports athletes to sell our products and preserve the authenticity of our brand. We generally enter into endorsement contracts with our athletes for terms of one to three years. There can be no assurance that we will be able to maintain our existing relationships with these individuals in the future or that we will be able to attract new athletes or public personalities to endorse our products in order to grow our brand or product categories. Further, we may not select athletes that are sufficiently popular with our target demographics or successful in their respective action sports. Even if we do select successful athletes, we may not be successful in negotiating commercially reasonable terms with those individuals. If we are unable in the future to secure athletes or arrange athlete endorsements of our products on terms we deem to be reasonable, we may be required to modify our marketing platform and to rely more heavily on other forms of marketing and promotion which may not prove to be as effective as endorsements. In addition, negative publicity concerning any of our sponsored athletes could harm our brand and adversely impact our business.

Any interruption or termination of our relationships with our manufacturers could harm our business.

We purchase substantially all of our sunglass products from our wholly owned subsidiary, LEM and over half of our goggle products are manufactured by OGK in China. We expect to continue to manufacture more than half of our goggles through OGK in 2009. We do not have long-term agreements with any of our manufacturers other than LEM or with vendors that supply raw materials to LEM. We cannot be certain that we will not experience difficulties with our manufacturers, such as reductions in the availability of production capacity, errors in complying with product specifications, insufficient quality control, failures to meet production deadlines or increases in manufacturing costs and failures to comply with our requirements for the proper utilization of our intellectual property. Many of our manufacturers have extended credit to us and there can be no assurances that they will continue to do so on commercially reasonable terms or at all. If our relationship with any of our manufacturers is interrupted or terminated for any reason, including the failure of any manufacturer to perform its obligations to us, we would need to locate alternative manufacturing sources. The establishment of new manufacturing relationships involves numerous uncertainties, and we may not be able to obtain alternative manufacturing sources in a manner that would enable us to meet our customer orders on a timely basis or on satisfactory commercial terms. If we are required to change any of our major manufacturers, we would likely experience increased costs, substantial disruptions in the manufacture and shipment of our products and a loss of net sales.

Any failure to maintain ongoing sales through our independent sales representatives or maintain our international distributor relationships could harm our business.

We sell our products to retail locations in the United States and internationally through retail locations serviced by us through our direct sales team and a network of independent sales representatives in the United States, and through our international distributors. We rely on these independent sales representatives and distributors to provide customer contacts and market our products directly to our customer base. Our independent sales representatives are not obligated to continue selling our products, and they may terminate their arrangements with us at any time with limited notice. We do not have long-term agreements with all of our international distributors. Our ability to maintain or increase our net sales will depend in large part on our success in developing and maintaining relationships with our independent sales representatives and our international distributors. It is possible that we may not be able to maintain or expand these relationships successfully or secure agreements with additional sales representatives or distributors on commercially reasonable terms, or at all. Any failure to develop and maintain our relationships with our independent sales representatives or our international distributors, and any failure of our independent sales representatives or international distributors to effectively market our products, could harm our net sales.

We face business, political, operational, financial and economic risks because a significant portion of our operations and sales are to customers outside of the United States.

Our European sales and administration operations as well as our primary manufacturers are located in Italy. We are subject to risks inherent in international business, many of which are beyond our control, including:

•	difficulties in obtaining domestic and foreign export, import and other governmental approvals, permits and licenses and compliance with foreign laws, including employment laws;

•	difficulties in staffing and managing foreign operations, including cultural differences in the conduct of business, labor and other workforce requirements;

•	transportation delays and difficulties of managing international distribution channels;

•	longer payment cycles for, and greater difficulty collecting, accounts receivable;

•	ability to finance our foreign operations;

•	trade restrictions, higher tariffs or the imposition of additional regulations relating to import or export of our products;

•

unexpected changes in regulatory requirements, royalties and withholding taxes that restrict the repatriation of earnings and effect our effective income tax rate due to profits generated or lost in foreign countries;

•	political and economic instability, including wars, terrorism, political unrest, boycotts, curtailment of trade and other business restrictions; and

•	difficulties in obtaining the protections of the intellectual property laws of other countries.

Any of these factors could reduce our net sales, decrease our gross margins or increase our expenses.

We are involved in disputes with one of our customers and significant stockholders, No Fear, Inc., which could harm our other stockholders.

No Fear, Inc. (“No Fear”) and its affiliates beneficially own approximately 14% of our outstanding common stock. In addition, No Fear and its subsidiaries, No Fear Retail Stores, Inc. (“No Fear Retail”) and No Fear MX Europe, own retail stores in the U.S. and Europe that purchase products from us. Aggregated sales to the No Fear Retail stores during 2008 and 2007 were approximately $1.2 million and $1.3 million, respectively. Accounts receivable due from the No Fear Retail stores amounted to $429,000 and $642,000 at December 31, 2008 and 2007, respectively. All of the $429,000 due at December 31, 2008 was past due as of January 16, 2009.

Aggregated sales to the No Fear MX Europe stores during 2008 and 2007 were approximately $1.0 million and $1.1 million, respectively. Accounts receivable due from the No Fear MX Europe stores amounted to $429,000 and $849,000 at December 31, 2008 and 2007, respectively. Of the $429,000 due at December 31, 2008, $237,000 was past due as of January 16, 2009.

As a result of their past due balances, we have temporarily ceased shipments to No Fear Retail and No Fear MX Europe until each of their accounts is brought current. Although we are vigorously seeking to collect amounts owed to us by No Fear Retail and No Fear MX Europe, there is no guarantee that either No Fear Retail or No Fear MX Europe will pay us the amounts it owes us for product purchases and we may have to resort to litigation to collect these amounts. On January 12, 2009, we sent a demand letter to No Fear Retail for payment no later than January 23, 2009.

Separately, Mr. Simo has asserted that we owe him approximately $600,000 for compensation related to his services to us as CEO from October 2006 through September 2008, notwithstanding the fact that he previously refused to accept compensation from us for his services with respect to approximately the first year of his services to us as CEO, and no agreement was ever reached with him as to compensation arrangements for the period thereafter until the termination of his service as our CEO. We have recorded a liability for accounting purposes (without conceding any legal liability) of approximately $300,000 with respect to Mr. Simo’s compensation claim; however, there is no guarantee that we will be able to reach an agreement with Mr. Simo as to how much, if anything, we owe him for his services as CEO. It is possible that this matter, or other matters between the parties, including, without limitation, the outstanding accounts receivable matter described above, may result in litigation among us, No Fear Retail, Mr. Simo or his affiliates. Litigation is expensive, time-consuming and a distraction to our management. Further, litigation is highly unpredictable and may result in an outcome that is adverse to our business. If these disputes are not resolved in a manner favorable to our stockholders, our stockholders’ interests may be substantially harmed.

If we fail to secure or protect our intellectual property rights, competitors may be able to use our technologies, which could weaken our competitive position, reduce our net sales or increase our costs.

We rely on patent, trademark, copyright, trade secret and trade dress laws to protect our proprietary rights with respect to product designs, product research and trademarks. Our efforts to protect our intellectual property may not be effective and may be challenged by third parties. Despite our efforts, third parties may have violated and may in the future violate our intellectual property rights. In addition, other parties may independently develop similar or competing technologies. If we fail to protect our proprietary rights adequately, our competitors could imitate our products using processes or technologies developed by us and thereby potentially harm our competitive position and our financial condition. We are also susceptible to injury from parallel trade (i.e., gray markets) and counterfeiting of our products, which could harm our reputation for producing high-quality products from premium materials. Infringement claims and lawsuits likely would be expensive to resolve and would require substantial management time and resources. Any adverse determination in litigation could subject us to the loss of our rights to a particular patent, trademark, copyright or trade secret, could require us to obtain licenses from third parties, could prevent us from manufacturing, selling or using certain aspects of our products or could subject us to substantial liability, any of which would harm our results of operations.

Since we sell our products internationally and are dependent on foreign manufacturing in Italy and China, we also are dependent on the laws of foreign countries to protect our intellectual property. These laws may not protect intellectual property rights to the same extent or in the same manner as the laws of the U.S. Although we will continue to devote substantial resources to the establishment and protection of our intellectual property on a worldwide basis, we cannot be certain that these efforts will be successful or that the costs associated with protecting our rights abroad will not be significant. We have been unable to register Spy as a trademark for our products in a few selected markets in which we do business. In addition, although we have filed applications for federal registration, we have no trademark registrations for Spy for our accessory products currently being sold. We may face significant expenses and liability in connection with the protection of our intellectual property rights both inside and outside of the United States and, if we are unable to successfully protect our intellectual property rights or resolve any conflicts, our results of operations may be harmed.

We may be subject to claims by third parties for alleged infringement of their proprietary rights, which are costly to defend, could require us to pay damages and could limit our ability to use certain technologies in the future.

From time to time, we may receive notices of claims of infringement, misappropriation or misuse of other parties’ proprietary rights. Some of these claims may lead to litigation. Any intellectual property lawsuit, whether or not determined in our favor or settled, could be costly, could harm our reputation and could divert our management from normal business operations. Adverse determinations in litigation could subject us to significant liability and could result in the loss of our proprietary rights. A successful lawsuit against us could also force us to cease sales or to develop redesigned products or brands. In addition, we could be required to seek a license from the holder of the intellectual property to use the infringed technology, and it is possible that we may not be able to obtain a license on reasonable terms, or at all. If we are unable to redesign our products or obtain a license, we may have to discontinue a particular product offering. If we fail to develop a non-infringing technology on a timely basis or to license the infringed technology on acceptable terms, our business, financial condition and results of operations could be harmed.

If we fail to manage any growth that we might experience, our business could be harmed and we may have to incur significant expenditures to address this growth.

If we experience growth in our operations, our operational and financial systems, procedures and controls may need to be expanded and we may need to train and manage an increasing number of employees, any of which will distract our management team from our business plan and involve increased expenses. Our future success will depend substantially on the ability of our management team to manage any growth effectively. These challenges may include:

•	maintaining our cost structure at an appropriate level based on the net sales we generate;

•	implementing and improving our operational and financial systems, procedures and controls;

•	managing operations in multiple locations and multiple time zones; and

•	ensuring the distribution of our products in a timely manner.

We incur significant expenses as a result of being a public company.

We incur significant legal, accounting, insurance and other expenses as a result of being a public company. The Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC and NASDAQ, have required changes in corporate governance practices of public companies. These new rules and regulations have, and will continue, to increase our legal and financial compliance costs and make some activities more time-consuming and costly. These new rules and regulations have also made, and will continue to make, it more difficult and more expensive for us to obtain director and officer liability insurance.

Our eyewear products and business may subject us to product liability claims or other litigation, which are expensive to defend, distracting to our management and may require us to pay damages.

Due to the nature of our products and the activities in which our products may be used, we may be subject to product liability claims or other litigation, including claims for serious personal injury, breach of contract, shareholder litigation or other litigation. Successful assertion against us of one or a series of large claims could harm our business by causing us to incur legal fees, distracting our management or causing us to pay damage awards.

We could incur substantial costs to comply with foreign environmental laws, and violations of such laws may increase our costs or require us to change certain business practices.

Because we manufacture a wide variety of eyewear products at our Italian manufacturing facility, we use and generate numerous chemicals and other hazardous by-products in our manufacturing operations. As a result, we are subject to a broad range of foreign environmental laws and regulations. These environmental laws govern, among other things, air emissions, wastewater discharges and the acquisition, handling, use, storage and release of wastes and hazardous substances. Such laws and regulations can be complex and change often. Contaminants have been detected at some of our present facilities, principally in connection with historical practices conducted at LEM. We have undertaken to remediate these contaminants. Although we currently do not expect that these remediation efforts will involve substantial expenditure of resources by us, the costs associated with this remediation could be substantial, which would reduce our cash available for operations, consume valuable management time, reduce our profits or impair our financial condition.

In the event we are unable to remedy any deficiency we identify in our system of internal controls over financial reporting, or if our internal controls are not effective, our business and our stock price could suffer.

Under Section 404 of the Sarbanes-Oxley Act, or Section 404, management is required to assess the adequacy of our internal controls, remediate any deficiency that may be identified for which there are no compensating controls in place, validate that controls are functioning as documented and implement a continuous reporting and improvement process for internal controls. As part of this continuous process, we may discover deficiencies that require us to improve our procedures, processes and systems in order to ensure that our internal controls are adequate and effective and that we are in compliance with the requirements of Section 404. If any deficiency we may find from time to time is not adequately addressed, or if we are unable to complete all of our testing and any remediation in time for compliance with the requirements of Section 404 and the SEC rules thereunder, we would be unable to conclude that our internal controls over financial reporting are effective, which could adversely affect investor confidence in our internal controls over financial reporting.

We may not successfully integrate any future acquisitions, which could result in operating difficulties and other harmful consequences.

We expect to consider opportunities to acquire or make investments in other technologies, products and businesses from time to time that could enhance our capabilities, complement our current products or expand the breadth of our markets or customer base, although we have no specific agreements with respect to potential acquisitions or investments. We have limited experience in acquiring other businesses and technologies. Potential and completed acquisitions, including our acquisition of LEM, and strategic investments involve numerous risks, including:

•	problems assimilating the purchased technologies, products or business operations;

•	problems maintaining uniform standards, procedures, controls and policies;

•	unanticipated costs associated with the acquisition;

•	diversion of management’s attention from our core business;

•	harm to our existing business relationships with manufacturers and customers;

•	risks associated with entering new markets in which we have no or limited prior experience; and

•	potential loss of key employees of acquired businesses.

If we fail to properly evaluate and execute acquisitions and strategic investments, our management team may be distracted from our day-to-day operations, our business may be disrupted and our operating results may suffer. In addition, if we finance acquisitions by issuing equity or convertible debt securities, our stockholders would be diluted.

In addition, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), we are required to test goodwill for impairment at least annually, or more frequently if events or circumstances exist which indicate that goodwill may be impaired. As a result of changes in circumstances after valuing assets in connection with acquisitions, we may be required to take write-downs of intangible assets, including goodwill, which could be significant.

Risks Related to the Rights Offering

If you do not exercise your full subscription right, you will suffer dilution and your percentage ownership and voting rights in us will be lower than before the rights offering.

If you choose not to exercise your subscription right in full, your relative ownership interest in us will be lower than it would have been in the absence of the rights offering to the extent that others exercise their subscription rights. Your voting rights and percentage interest in any of our net earnings will also be lowered if you do not exercise your rights in full. Additionally, if and to the extent that the rights offering is not fully subscribed, we may allocate unsubscribed shares to other investors at the rights offering subscription price. If all 9,544,814 shares of our common stock that we are offering are purchased upon the exercise of subscription rights or otherwise, then following the rights offering, our total outstanding common stock will be increased from 8,199,314 shares to 17,744,128 shares. If you do not exercise any of the rights distributed to you, your percentage interest as a stockholder will be lowered by approximately 54%.

If you do not act promptly and follow subscription instructions, your exercise of subscription rights may be rejected.

Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on February 20, 2009, the scheduled expiration date of this rights offering. If you are a beneficial owner of shares and you wish to exercise your rights, you, therefore, must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by your broker, custodian bank or other nominee prior to 5:00 p.m., New York City time, on February 19, 2009, the last business day prior to the scheduled expiration date of this rights offering to ensure that your broker or other nominee has sufficient time to deliver such forms and payments to the subscription agent by 5:00 p.m., New York City time, on February 20, 2009, the scheduled expiration date. In order to do so, you must complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form” by 5:00 p.m., New York City time, on February 19, 2009, the last business day prior to the scheduled February 20, 2009 expiration date of this rights offering. With respect to exercises of the rights, we shall not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on February 20, 2009, the scheduled expiration date of this rights offering.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If you have an address outside the U.S., to exercise your subscription rights, you must notify the subscription agent before 11:00 a.m., New York City time, on February 13, 2009, three business days prior to the scheduled February 20, 2009 expiration date, and must establish to the satisfaction of the subscription agent that you are permitted to exercise your subscription rights under applicable law. See “The Rights Offering—Foreign and Other Stockholders.”

The subscription price determined for this rights offering is not an indication of our value.

The subscription price of $0.80 per share (which represents approximately a 18% premium over the Nasdaq Global Market closing price per share of our common stock on January 21, 2009, the last trading day before the commencement of this rights offering) may not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the value of our common stock. In addition, you should not rely on the indications of interest by certain members of our board of directors, including our Chief Executive Officer, or Costa Brava Partnership III L.P. to participate in this rights offering; or by other potential investors to purchase unsubscribed shares of our common stock in the event this rights offering is not fully subscribed; as a recommendation or other indication that the subscription price is reflective of our value. After the date of this prospectus supplement, our common stock may trade at prices above or below the subscription price.

You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise. The subscription price is above the public trading market price of our common stock, which may decline further before the subscription rights expire. If you exercise your subscription rights, you will have committed to buying shares of our common stock at a price of $0.80 per share, regardless of the prevailing market price on the expiration date of the rights offering. Our common stock is traded on the Nasdaq Global Market under the symbol “ORNG” and the last reported closing sales price of our common stock on the Nasdaq Global Market on January 21, 2009, the last trading day before the commencement of this rights offering, was $0.68 per share. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $0.80 per share.

You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the rights offering.

If you exercise subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until you (or your broker or other nominee) have received those shares. Although we will endeavor to issue the appropriate shares as soon as practicable after receipt of all required subscription materials, including full payment of the applicable subscription price, there may be some delay between the exercise date and the time that we issue the new shares. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the subscription price you paid for such shares.

If we cancel this rights offering, neither we nor the subscription agent will have any obligation to you except to return your subscription payments.

Once you exercise your subscription rights, you may not revoke the exercise for any reason unless we amend the offering. We may withdraw or terminate this rights offering at any time. If we elect to withdraw or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest or deduction, any subscription payments we or the subscription agent received from you.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in this rights offering.

Any uncertified check used to pay for shares to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares by uncertified check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares you attempted to purchase and you will lose the value of your subscription rights.

Our management will have broad discretion in how we use the net proceeds from this rights offering, and we may use the proceeds in ways with which you disagree or which does not yield a favorable, or any, return for our company.

We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Our management will have significant flexibility in applying the net proceeds of this offering and, accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds and will not have the opportunity, as part of your investment decision, to assess whether the proceeds will be used in ways with which you disagree. It is possible that our management may invest the net proceeds in ways that our stockholders may not desire, or may not yield a favorable, or any, return for our company. The failure of our management to use the net proceeds from this offering effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

The subscription rights are not transferable, and there is no market for the subscription rights.

You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire the shares of common stock to have the potential to realize any value from your subscription rights.

Risks Related to the Market for Our Common Stock

Our stock price may be volatile, and you may not be able to resell our shares at a profit or at all.

The trading price of our common stock fluctuates due to the factors discussed in this section and elsewhere in this report. For example, between January 1, 2008 and January 21, 2009, our stock has traded as high as $5.00 and as low as $0.60. In addition, the trading market for our common stock may be influenced by the public float that exists in our stock from time to time. For example, although we have approximately 8.2 million shares outstanding, at least 5.8 million, which is more than 70%, of those shares are held by less than 10 stockholders. If any of those investors were to decide to sell a substantial portion of their respective shares, it would place substantial downward pressure on our stock price. In addition, we had 1,198,500 shares of our common stock reserved for the exercise of outstanding stock options as of January 16, 2009, of which 551,999 were fully vested and exercisable as of the same date. Additionally, in connection with our initial public offering, we issued warrants to purchase up to 147,000 shares of common stock to Roth Capital Partners, LLC, and an affiliate, which are fully vested. All 8,199,314 of our outstanding shares of common stock may be sold in the open market, subject to certain limitations.

The trading market for our common stock also is influenced by the research and reports that industry or securities analysts publish about us or our industry. If one or more of the analysts who cover us were to publish an unfavorable research report or to downgrade our stock, our stock price likely would decline. If one or more of these analysts were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Fluctuations in our operating results on a quarterly and annual basis could cause the market price of our common stock to decline.

Our operating results fluctuate from quarter to quarter as a result of changes in demand for our products, our effectiveness in managing our suppliers and costs, the timing of the introduction of new products and weather patterns. Historically, we have experienced greater net sales in the second and third quarters of the fiscal year as a result of the seasonality of our products and the markets in which we sell our products, and our first and fourth fiscal quarters have traditionally been our weakest operating quarters due to seasonality. We generally sell more of our sunglass products in the first half of the fiscal year and a majority of our goggle products in the last half of the fiscal year. We anticipate that this seasonal impact on our net sales will continue. As a result, our net sales and operating results have fluctuated significantly from period to period in the past and are likely to do so in the future. These fluctuations could cause the market price of our common stock to decline. You should not rely on period-to-period comparisons of our operating results as an indication of our future performance. In future periods, our net sales and results of operations may be below the expectations of analysts and investors, which could cause the market price of our common stock to decline.

Our expense levels in the future will be based, in large part, on our expectations regarding net sales and based on acquisitions we may complete. Many of our expenses are fixed in the short term or are incurred in advance of anticipated sales. We may not be able to decrease our expenses in a timely manner to offset any shortfall of sales.

Delaware law and our corporate charter and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	the establishment of a classified Board of Directors requiring that not all directors be elected at one time;

•	the size of our Board of Directors can be expanded by resolution of our Board of Directors;

•	any vacancy on our board can be filled by a resolution of our Board of Directors;

•	advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at a stockholders’ meeting;

•	the ability of the Board of Directors to alter our bylaws without obtaining stockholder approval;

•

the ability of the Board of Directors to issue and designate the rights of, without stockholder approval, up to 5,000,000 shares of preferred stock, which rights could be senior to those of common stock; and

•	the elimination of the right of stockholders to call a special meeting of stockholders and to take action by written consent.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, or Delaware law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging, combining or otherwise engaging in a business combination (as such term is defined in the statute), with us. The provisions in our charter, bylaws and Delaware law could discourage potential takeover attempts and could reduce the price that investors might be willing to pay for shares of our common stock in the future, resulting in the market price being lower than it would be without these provisions.

THE RIGHTS OFFERING

Reasons for the Rights Offering

We are engaging in this rights offering because it will allow us to fund general corporate expenditures, which may include research and development, capital expenditures, payment of trade payables, working capital and general and administrative expenses. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus supplement.

On January 22, 2009, we announced that our board of directors had authorized the commencement of this rights offering. Our board of directors has chosen to raise capital through a rights offering in light of a number of factors, including the opportunity that it provides to all of our stockholders, option holders and warrant holders as of 5:00 p.m., New York City time, on January 21, 2009, the rights offering record date, to participate and maintain their percentage ownership of our common stock; the relative expense of other financing alternatives and the fact that certain stockholders have expressed interest in participating in a rights offering. We cannot determine the amount of dilution that a stockholder will experience or the extent to which this rights offering will be successful.

Neither we nor our board of directors is making any recommendation as to whether or not you should exercise your subscription rights.

The Rights

We will distribute, at no charge, one non-transferable subscription right for each one share of our common stock owned or subject to an outstanding option or warrant (whether or not then vested and exercisable) on the rights offering record date, which was 5:00 p.m., New York City time, on January 21, 2009, for a total of approximately 9.5 million subscription rights. The subscription rights will be evidenced by non-transferable subscription rights certificates. Each subscription right will allow you to purchase one share of our common stock. Fractional shares of our common stock will not be issued in this rights offering. The exercise price pursuant to the subscription privilege is $0.80 for each share of our common stock purchased.

In the event the rights offering is not fully subscribed after stockholders exercise their subscription privileges, we may allocate unsubscribed shares to other investors at the rights offering subscription price. We are in discussions with certain potential investors who have expressed an interest in purchasing an aggregate of approximately $200,000 to $600,000 of any such unsubscribed shares, although there can be no guarantee that these sales will occur.

We have not engaged an underwriter in connection with this rights offering.

If you hold your shares in a brokerage account or through a dealer or other nominee, please see the information included below the heading “—Beneficial Owners.”

No Fractional Shares

We will not issue fractional shares, fractional subscription rights or cash in lieu thereof in this rights offering.

Expiration of the Rights Offering and Extensions, Amendments and Termination

You may exercise your subscription rights at any time before 5:00 p.m., New York City time, on February 20, 2009, the scheduled expiration date for this rights offering.

Your subscription rights certificate, together with full payment of the subscription price, must be received by the subscription agent on or prior to the expiration date of this rights offering. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “—Guaranteed Delivery Procedures.”

We may, in our sole discretion, extend the time for exercising the subscription rights. We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in this rights offering. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to amend or modify the terms of this rights offering.

If you do not exercise your subscription rights before 5:00 p.m., New York City time, on February 20, 2009, the scheduled expiration date of this rights offering, your unexercised subscription rights will be null and void and will have no value.

We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after this rights offering expires, regardless of when you transmitted the documents, except if you have timely transmitted the documents under the guaranteed delivery procedures described below.

Subscription Privileges

With your subscription privilege, you may purchase one share of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price. However, as noted above under “—No Fractional Shares,” fractional shares of our common stock will not be issued in this rights offering. The purchase price for each share of our common stock purchased pursuant to the subscription privilege is $0.80 per share. You are not required to exercise all of your subscription rights. We will issue the shares of our common stock purchased in this rights offering electronically through the Direct Registration System to record holders who properly exercise their rights pursuant to the terms hereof as soon as practicable after receipt of all required subscription materials, including full payment of the applicable subscription price.

Conditions to the Rights Offering

We may terminate this rights offering, in whole or in part, if at any time before completion of this rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in the judgment of our board of directors would or might make this rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this rights offering. We may waive any of these conditions and choose to proceed with this rights offering even if one or more of these events occur. In the event of a material change in the rights offering, including the waiver of a material condition, we will extend the duration of the rights offering if necessary to ensure that at least five business days remain in the rights offering following notice of the material change. If we terminate this rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction. See also “—Cancellation Rights.”

Cancellation Rights

Our board of directors may cancel this rights offering, in whole or in part, in its sole discretion at any time prior to the time that this rights offering expires for any reason (including a change in the market price of our common stock) or no reason. If we cancel this rights offering, any funds you paid to the subscription agent will be promptly refunded, without interest or deduction.

Method of Subscription—Exercise of Rights

You may exercise your subscription rights by delivering the following to the subscription agent for actual receipt, at or prior to 5:00 p.m., New York City time, on February 20, 2009, the scheduled expiration date of this rights offering:

•	Your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

•	Your full subscription price payment for each share subscribed for under your subscription privileges.

If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, custodian bank or other nominee and you wish to exercise your rights, your broker, custodian bank or other nominee must actually receive by 5:00 p.m., New York City time, on February 19, 2009, the last business day prior to the scheduled February 20, 2009 expiration date of this rights offering, your instructions to exercise your rights and deliver all documents and payment to the subscription agent on your behalf such that they will be actually received by the subscription agent prior to 5:00 p.m., New York City time on February 20, 2009, the scheduled expiration date of this rights offering.

Your subscription rights will not be considered exercised unless the subscription agent actually receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m., New York City time, on February 20, 2009, the scheduled expiration date of this rights offering.

Method of Payment

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of our common stock for which you are subscribing by either a check or bank draft drawn upon a U.S. bank or a postal, telegraphic or express money order, made payable to the subscription agent.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•	Clearance of any uncertified check (which can take at least five (5) business days);

•	Receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

•	Receipt of collected funds by the subscription agent.

Clearance of Uncertified Checks

If you are paying by uncertified check, please note that uncertified checks may take at least five (5) business days to clear. If you wish to pay the subscription price by uncertified check, we urge you to make payment sufficiently in advance of the time this rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering expiration date. We urge you to consider using a certified or cashier’s check or money order to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and payment of the subscription price or, if applicable, notices of guaranteed delivery, to the subscription agent by one of the methods described below:

By First Class Mail Only:

Computershare Trust Company, N.A. Orange 21 Inc. Rights Offering c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02941-3011

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription privilege with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after receipt of such payment.

Your Funds Will Be Held by the Subscription Agent Until Shares of our Common Stock Are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other subscription rights holders until we issue your shares of our common stock.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the U.S., subject to standards and procedures adopted by the subscription agent, unless:

•	Your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	You are an eligible institution.

Notice to Beneficial Holders

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others as of 5:00 p.m. New York City time, on January 21, 2009, the rights offering record date, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to find out their intentions with respect to exercising or selling their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock as of 5:00 p.m., New York City time, on January 21, 2009, the rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold shares of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Subscription Rights Certificate

You should read and follow the instructions accompanying the subscription rights certificates carefully.

You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time this rights offering expires. Because uncertified checks may take at least five (5) business days to clear, you are strongly urged to pay, or arrange for payment, by means of a certified or cashier’s check or money order.

If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we, the subscription agent nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of this rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to this rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time this rights offering expires, you have not obtained such clearance or approval.

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent on or before the time the rights offering expires, you may exercise your subscription rights by the following guaranteed delivery procedures:

•

Deliver to the subscription agent on or prior to the rights offering expiration date your subscription price payment in full for each share you subscribed for under your subscription privileges in the manner set forth above in “—Method of Payment”;

•

Deliver to the subscription agent on or prior to the expiration date the form entitled “Notice of Guaranteed Delivery,” substantially in the form provided with the “Instructions as to Use of Orange 21 Inc. Subscription Rights Certificates” distributed with your subscription rights certificates; and

•

Deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent within three (3) business days following the date of your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to the Use of Orange 21 Inc. Subscription Rights Certificates, which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions that are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

In your Notice of Guaranteed Delivery, you must state:

•	your name;

•	the number of subscription rights represented by your subscription rights certificates and the number of shares of our common stock for which you are subscribing under your subscription privilege; and

•

your guarantee that you will, within three (3) business days following the date of your Notice of Guaranteed Delivery, deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription rights certificates at the address set forth above under “—Delivery of Subscription Materials and Payment.” You may alternatively deliver your Notice of Guaranteed Delivery to the subscription agent by fax transmission (Fax No.: (617) 360-6810). To confirm fax deliveries, you may call the subscription agent at (781) 575-2332.

Georgeson Inc., the information agent for this rights offering, will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call Georgeson Inc. toll-free at (800) 280-0819 to request any copies of the form of Notice of Guaranteed Delivery. Banks and brokerage firms please call (212) 440-9800 to request any copies of the form of Notice of Guaranteed Delivery.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this prospectus, the Instructions as to the Use of Orange 21 Inc. Subscription Rights Certificates or the Notice of Guaranteed Delivery, please contact Georgeson Inc., the information agent for this rights offering, toll-free at (800) 280-0819. Banks and brokerage firms may call the information agent at (212) 440-9800.

Subscription Agent and Information Agent

We have appointed Computershare Trust Company, N.A. to act as subscription agent and Georgeson Inc. to act as information agent for this rights offering. We will pay all fees and expenses of the subscription agent and the information agent related to their acting in such roles in connection with this rights offering and have also agreed to indemnify the subscription agent and the information agent from liabilities that they may incur in connection with this rights offering. However, all commissions, fees and expenses (including brokerage commission and fees and transfer taxes) incurred in connection with the exercise of rights will be for the account of the holder of the rights, and none of such commissions, fees or expenses will be paid by us, the information agent or the subscription agent.

No Revocation

Once you have exercised your subscription privileges, you may not revoke your exercise. Subscription rights not exercised prior to the expiration date of this rights offering will expire and will have no value.

Procedures For DTC Participants

We expect that the exercise of your subscription privilege may be made through the facilities of the Depository Trust Company, or DTC. If your subscription rights are held of record through DTC, you may exercise your subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your subscription privilege, if any, and your subscription price payment for each share of our common stock that you subscribed for pursuant to your subscription privilege.

Subscription Price

Each subscription right entitles a holder to purchase one share of our common stock. The subscription price is $0.80 per share of common stock purchased in this rights offering. Fractional shares will not be issued. For more information with respect to how the subscription price was determined, see “Prospectus Supplement Summary—Questions and Answers About the Rights Offering” included elsewhere in this prospectus supplement.

Foreign and Other Stockholders

We will not mail subscription rights certificates to stockholders that have addresses outside the U.S. or whose addresses are Army Post Office or a Fleet Post Office addresses. Instead, we will have the subscription agent hold the subscription rights certificates for those holders’ accounts. To exercise their subscription rights, foreign holders or holders with an Army Post Office or a Fleet Post Office address must notify the subscription agent before 11:00 a.m., New York City time, on February 13, 2009, three business days prior to the expiration date, and, with respect to holders whose addresses are outside the U.S., must establish to the satisfaction of the subscription agent that it is permitted to exercise its subscription rights under applicable law. If these procedures are not followed prior to the expiration date your rights will expire.

Non-Transferability of the Rights

Except in the limited circumstances described below, only you may exercise the subscription privilege. You may not sell, give away or otherwise transfer the subscription privilege.

Notwithstanding the foregoing, your rights may be transferred by operation of law; for example a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date of the rights offering.

No Board Recommendation

An investment in shares of our common stock must be made according to each investor’s evaluation of its own best interests and after considering all of the information herein, including the “Risk Factors” section of this document. Neither we nor our board of directors make any recommendation to subscription rights holders regarding whether they should exercise their subscription rights. You should not rely on the indications of interest by certain members of our board of directors, including our Chief Executive Officer, or Costa Brava Partnership III L.P. to participate in this rights offering; or by other potential investors to purchase unsubscribed shares of our common stock in the event this rights offering is not fully subscribed; as a recommendation or other indication that the exercise or sale of your subscription rights is in your best interests.

Shares of Common Stock Outstanding After the Rights Offering

Based on the 8,199,314 shares of our common stock issued and outstanding and 1,345,500 shares of common stock subject to outstanding options and warrants as of 5:00 p.m., New York City time, on January 21, 2009, the rights offering record date, and assuming this rights offering is fully subscribed, approximately 17,744,128 shares of our common stock will be issued and outstanding after the consummation of this rights offering.

Effects of Rights Offering on Stock Plan and Outstanding Warrants

As of January 16, 2009, there were outstanding approximately 21,251 unvested restricted shares and vested and unvested options to purchase approximately 1,198,500 shares of our common stock. None of the outstanding options or restricted shares have antidilution or other provisions of adjustment that will be triggered by this rights offering. Each outstanding and unexercised option will remain unchanged and will be exercisable, subject to vesting, if any, for the same number of shares of our common stock and at the same exercise price as before this rights offering. Similarly, each restricted share will remain unchanged. As discussed elsewhere in this prospectus, holders of our options, restricted shares and warrants will be issued one subscription right for each share of common stock subject to such instruments.

Other Matters

We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of this rights offering in those states or other jurisdictions, or change the terms of this rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. We may decline to make modifications to the terms of this rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in this rights offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERSHIP AND MANAGEMENT

The following table discloses certain information as of January 16, 2009 as to shares of the Company’s common stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of its common stock, (ii) each of the Company’s current directors, (iii) each of the Company’s executive officers and (iv) all current directors and executive officers of the Company as a group. Unless otherwise noted, the address of each beneficial owner listed in this table is: c/o Orange 21 Inc., 2070 Las Palmas Drive, Carlsbad, California 92011. Except as indicated in the footnotes to this table, the persons or entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. The percentage of the Company’s common stock beneficially owned is based on 8,199,314 shares outstanding as of January 16, 2009. In addition, shares issuable pursuant to options which may be exercised within 60 days of January 16, 2009 are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individual, pursuant to SEC Rule 13d-3(d)(1).

Name and Address of Beneficial Owner	Number of Shares Owned	Number of Shares Underlying Options Exercisable within 60 days of January 16, 2009	Percentage of Shares Beneficially Owned
5% Stockholders:
CCM Master Qualified Fund, Ltd. (1)	743,660	—	9.07%
Costa Brava Partnership III L.P. (2)	1,622,271	—	19.79%
No Fear, Inc. (3)	1,265,134	—	15.43%
The Integrity Brands Fund, L.P. (4)	1,531,994	23,054	18.91%

Directors and Executive Officers:
Harry Casari	3,500	35,000	*
David R. Mitchell	21,426	75,000	1.17%
John Pound (4)	1,531,994	23,054	18.91%
Theodore D. Roth (5)	11,000	30,000	*
Greg Theiss	209,791	35,000	2.97%
A. Stone Douglass	—	—	—
Jerry Collazo	30,000	70,000	1.17%
Barry Buchholtz (6)	64,291	160,000	2.68%
Mark Simo (former CEO and former director) (3)	1,265,134	—	15.43%
All current directors and named executive officers as a group (8 persons)	1,872,002	428,054	26.66%

*	Represents less than 1%

(1)	Pursuant to the Schedule 13G/A filed jointly on February 14, 2008, CCM Master Qualified Fund, Ltd., Coghill Capital Management, L.L.C. and Clint Coghill reported shared voting and investment power over such shares. Mr. Coghill is the managing member of Coghill Capital Management, L.L.C., an entity which serves as the investment manager of CCM Master Qualified Fund, Ltd. The principal business address for these entities and person is One North Wacker Drive, Suite 4350, Chicago, Illinois 60606.

(2)	Pursuant to Amendment No. 3 to Schedule 13D/A filed on December 12, 2008 and Form 4 filed on December 29, 2008, Costa Brava Partnership III L.P., Seth W. Hamot and Roark, Rearden & Hamot, LLC reported sole voting and investment power over such shares. Seth W. Hamot is the president of Roark, Rearden & Hamot, LLC, which is the general partner of Costa Brava Partnership III L.P. The principal business address of each of Costa Brava Partnership III L.P., Seth W. Hamot, and Roark, Rearden & Hamot, LLC is 420 Boylston Street, Boston, MA 02116.

(3)

Represents 1,044,883 shares held by No Fear, Inc. (“No Fear”), 130,843 shares held by Mark Simo and 89,408 shares held by Brian Simo, as reported on the Schedule 13D jointly filed by No Fear, Mark Simo and Brian Simo on November 3, 2008. Mark Simo is the Chief Executive Officer of No Fear and Brian Simo is the President of No Fear, and together they hold a majority of the voting shares of No Fear. The principal business address for No Fear is 2251 Faraday Avenue, Carlsbad, California 92008. Mr. Simo disclaims beneficial ownership of the securities held by No Fear, except to the extent of his pecuniary interest therein. Mark Simo served as our Chief Executive Officer from October 2006 through September 29, 2008 and served on our board of directors from August 1994 through December 16, 2008.

(4)	Pursuant to Amendment No. 3 to Schedule 13D filed jointly on December 18, 2007, The Integrity Brands Fund, L.P., Integrity Brands Partners, LLC and John Pound reported shared voting and investment power over 1,531,994 shares. The principal business address for The Integrity Brands Fund is 53 Westbourne Terrace, Brookline, Massachusetts 02446.

(5)	Includes 10,000 shares held directly and 1,000 shares held by Mr. Roth’s spouse.

(6)	Mr. Buchholtz served as the Company’s President, Italian Operations, from October 2006 through November 5, 2008.

USE OF PROCEEDS

The maximum aggregate gross proceeds of this rights offering will not exceed approximately $7.6 million, based on the subscription price of $0.80 per share purchased in this rights offering. Certain members of our board of directors, including our Chief Executive Officer, have indicated that they intend to participate in the rights offering up to $800,000. In addition, Costa Brava Partnership III L.P., our 19.8% stockholder, has informed us that it intends to participate up to its maximum percentage, or 1,622,271 shares on a fully diluted basis. We may allocate unsubscribed shares to other potential investors at the rights offering subscription price, and we are in discussions with third parties who have expressed an interest in purchasing an aggregate of approximately $200,000 to $600,000 of any such unsubscribed shares, although there can be no guarantee that these sales will occur. We intend to use the net proceeds to us from this rights offering for general corporate purposes, which may include research and development, capital expenditures, payment of trade payables, working capital and general and administrative expenses. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisition as of the date of this prospectus supplement. Pending the application of the net proceeds for these purposes, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, we will retain broad discretion over the use of the net proceeds from the sale of the common stock offered hereby.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the Nasdaq Global Market under the symbol “ORNG.” The last reported sale price of our common stock on January 21, 2009 on the Nasdaq Global Market was $0.68 per share. The following table sets forth the high and low sale prices for common stock for the periods indicated as reported on the Nasdaq Global Market.

	Stock Prices
	High	Low
2009
First Quarter (through January 21, 2009)	$0.98	$0.41

2008
Fourth Quarter	$3.40	$0.65
Third Quarter	3.70	2.78
Second Quarter	4.47	3.20
First Quarter	5.00	3.75

2007
Fourth Quarter	$5.24	$3.60
Third Quarter	6.76	3.90
Second Quarter	6.77	5.35
First Quarter	6.40	4.72

We have never declared or paid any cash dividend on our common stock, nor do we currently intend to pay any cash dividend on our common stock in the foreseeable future. We expect to retain our earnings, if any, for the growth and development of our business.

DILUTION

Assuming the maximum number of subscription rights offered are exercised, purchasers of our common stock in this rights offering will experience an immediate increase in the net tangible book value per share of our common stock. Our net tangible book value as of September 30, 2008 was approximately $11.1 million, or $1.36 per share of our common stock (based upon 8,199,314 shares of our common stock outstanding as of September 30, 2008). Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock. Dilution per share equals the difference between the amount per share paid by purchasers of shares of our common stock in this rights offering and the net tangible book value per share of our common stock immediately after this rights offering. At the subscription price of $0.80 per share and after deducting estimated offering expenses payable by us, and the application of the estimated net proceeds from this rights offering, our pro forma net tangible book value as of September 30, 2008 would have been approximately $18.4 million, or $1.04 per share. This represents an immediate decrease in pro forma net tangible book value to existing stockholders of $0.32 per share and an immediate increase in net tangible book value to purchasers in this rights offering of $0.24 per share. The following table illustrates this per share dilution (based upon 17,744,128 shares of our common stock that would have been outstanding on September 30, 2008 after giving pro forma effect to the consummation of this rights offering):

Subscription price		$0.80
Net tangible book value per share as of September 30, 2008	$1.36
Change per share attributable to the rights offering	$(0.32)
Pro forma net tangible book value per share after this rights offering		$1.04
Dilution in net tangible book value per share to purchasers		$(0.24)

The calculations above are based on 8,199,314 shares of our common stock outstanding and 1,345,500 shares of common stock subject to outstanding options and our warrant as of September 30, 2008, and exclude 1,689,625 shares of common stock available for future grant under our stock incentive plan. In addition, such calculations are based on the assumption that the maximum number of subscription rights issued are exercised, although there is no guarantee that we will be able to sell all or any of the shares offered.

PLAN OF DISTRIBUTION

We are offering shares of our common stock directly to you pursuant to the rights offering. We have not engaged, nor do we intend to engage in connection with this rights offering, any underwriter, broker, dealer, placement agent or finder. Our directors and executive officers may participate in the solicitation of the exercise of subscription rights for the purchase of common stock. These persons will be reimbursed only for their reasonable out-of-pocket expenses incurred in connection with any solicitation. Other trained employees of the Company may assist in the rights offering in ministerial capacities, providing clerical work in effecting an exercise of subscription rights or answering questions of a ministerial nature. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

On or about January 22, 2009, we will distribute the rights, subscription rights certificates and copies of this prospectus to individuals who owned shares of common stock, options or warrants on the record date. If you wish to exercise your rights and purchase shares of common stock, you should complete the subscription rights certificate and return it with payment for the shares of common stock, to the subscription agent, Computershare Trust Company, N.A., at the following address:

By First Class Mail Only:

Computershare Trust Company, N.A. Orange 21 Inc. Rights Offering c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02941-3011

We have agreed to pay a fee plus certain expenses to each of the subscription agent and the information agent, which we estimate will total approximately $20,000 in the aggregate. We estimate that our total expenses in connection with the rights offering will be approximately $300,000.

To the extent we have unsubscribed shares remaining available, we expect to offer those shares to certain other investors.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the rights offering, and related share issuance on exercise of such rights, to holders of our common stock. This discussion assumes the holders of our common stock hold such stock as a capital asset within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on the Code, Treasury Regulations promulgated thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders who are U.S. persons within the meaning of the Code, does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances and does not apply to holders who may be subject to special tax treatment, including, without limitation, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or holders who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

If a partnership (including, for this purpose, any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our common stock, the U.S. federal income tax consequences to a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of our common stock that is a partnership, and the partners in such partnership, should consult their own tax advisors regarding the U.S. federal income tax consequences of the rights offering and related share issuance.

We have not sought, and will not seek, an opinion of counsel or a ruling from the IRS regarding the U.S. federal income tax consequences of the rights offering or the related share issuance. The following summary does not address foreign, state, local or non-income tax laws. ACCORDINGLY, EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCE TO SUCH HOLDER.

The material U.S. federal income tax consequences to a holder of our common stock of the rights offering and any related share issuance should be as follows:

1.	A holder should not recognize taxable income or gain on the receipt of subscription rights in the rights offering.

2.	Except as provided in the following sentence, a holder’s tax basis in the subscription rights received in the rights offering should be zero. Solely for purposes of an exercise or transfer of the subscription rights, if either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in its U.S. federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then the holder’s tax basis in the common stock should be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. A holder’s holding period for the subscription rights received in the rights offering should include the holder’s holding period for the common stock with respect to which the subscription rights were received.

3.	If a holder transfers or otherwise disposes of the subscription rights by operation of law in a taxable transaction prior to exercise or expiration, a holder should recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of other property received and (ii) the tax basis in the subscription rights disposed of. Such capital gain or loss will be long-term capital gain or loss if a holder’s holding period for the subscription rights exceeds one year.

4.	A holder who allows the subscription rights to expire should not recognize any gain or loss, and the tax basis in the common stock owned by such holder with respect to which such subscription rights were distributed should equal the tax basis in such common stock immediately before the receipt of the subscription rights.

5.	A holder should not recognize any gain or loss upon the exercise of the subscription rights. The tax basis in the common stock acquired through exercise of the subscription rights should equal the sum of the subscription price for the common stock and the holder’s tax basis, if any, in the rights. The holding period for the common stock acquired through exercise of the subscription rights should begin on the date the subscription rights are exercised.

LEGAL MATTERS

We are being represented in connection with the distribution and the rights offering, and the validity of the securities being offered hereby will be passed upon for us, by Morrison & Foerster LLP, San Diego, California.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement. Information in this prospectus supplement, the accompanying prospectus and any free writing prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, the accompanying prospectus and any free writing prospectus, as applicable, and certain information that we will later file with the SEC will automatically update and supersede the information in this prospectus supplement, the accompanying prospectus and any free writing prospectus. We incorporate by reference into this prospectus supplement and the accompanying prospectus, as well as the registration statement of which they are a part, the documents listed below as well as any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this prospectus supplement through the termination of this offering (except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed”). The following documents filed with the SEC are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008; June 30, 2008 and September 30, 2008;

•	our Current Report on Form 8-K filed with the SEC on December 22, 2008;

•	our notice on Form 12b-25 filed with the SEC on April 1, 2008;

•	our definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2008; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on December 13, 2004.

Copies of these filings are available at no cost on our website, www.orangetwentyone.com. Any amendments to these filings will be posted to our website as soon as reasonably practicable after filing with the SEC. In addition, you may request a copy of these filings and any amendments thereto at no cost, by writing or telephoning us. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. You may also request copies of any exhibits to the registration statement. Please direct your request to:

Orange 21 Inc.

2070 Las Palmas Drive

Carlsbad, CA 92011

(760) 804-8420

You should rely only on the information in this prospectus supplement, the accompanying prospectus, any applicable free writing prospectus and the documents that are incorporated herein or therein by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any applicable free writing prospectus or any document incorporated by reference into any of them is accurate as of any date other than the date of the applicable document.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement containing this prospectus, which was filed with the Securities and Exchange Commission, is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 25, 2008

PROSPECTUS

$10,000,000

Common Stock

Warrants

Rights

We may, from time to time, sell up to $10,000,000 in the aggregate of:

•	shares of our common stock, par value $0.0001 per share;

•	warrants to purchase our common stock;

•	rights to purchase our common stock; or

•	any combination of the foregoing.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Investing in our securities involves risks. Risks associated with an investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission that are incorporated by reference herein, as described under the caption “Risk Factors” beginning on page 2 of this prospectus.

Our common stock is listed on the Nasdaq Global Market and trades under the symbol “ORNG.” On April 24, 2008, the last reported sale price for our common stock on the Nasdaq Global Market was $3.88 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 25, 2008.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $10,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of the applicable offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Incorporation by Reference.”

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

References in this prospectus to “we,” “our,” “us” and “Orange 21” refer to Orange 21 Inc. and our consolidated subsidiaries, Spy Optic, S.r.l., LEM S.r.l. and Spy Optic, Inc., except where it is made clear that the term means only Orange 21 Inc.

ABOUT THE COMPANY

We design, develop and market premium products for the action sports, motorsports and youth lifestyle markets. Our principal products, sunglasses and goggles, are marketed primarily under the brands, Spy™ and SpyOptic™. These products target the action sport and power sports markets, including surfing, skateboarding, snowboarding, ski, motocross, and the youth lifestyle market within fashion, music and entertainment. We have built our Spy® brand by developing innovative, proprietary products that utilize high-quality materials and optical lens technology to convey performance, style, quality and value. We sell our products in approximately 3,300 retail locations in the United States and Canada and internationally through approximately 2,000 retail locations serviced by us and our international distributors. We have developed strong relationships with key multi-store action sport and youth lifestyle retailers in the United States, such as Cycle Gear, Inc., No Fear, Inc., Pacific Sunwear of California, Inc., Tilly’s Clothing, Shoes & Accessories and Zumiez, Inc., and a strategically selective collection of specialized surf, skate, snow and motocross stores.

We focus our marketing and sales efforts on the action sports, motorsports, and youth lifestyle markets, and specifically, persons ranging in age from 17 to 35. We separate our eyewear products into two groups: sunglasses, which includes fashion, performance sport and women-specific sunglasses, and goggles, which includes snowsport and motocross goggles. In addition, we sell branded sunglass and goggle accessories. In managing our business, we are particularly focused on ensuring that our product designs are keyed to current trends in the fashion industry, incorporate the most advanced technologies to enhance performance and provide value to our target market.

We began as a grassroots brand in Southern California and entered the action sports and youth lifestyle markets with innovative and performance-driven products and an authentic connection to the action sports and youth lifestyle markets under the Spy Optic™ brand. We have two wholly owned subsidiaries incorporated in Italy, Spy Optic, S.r.l. and LEM S.r.l. (our primary manufacturer which we acquired on January 16, 2006), and a wholly owned subsidiary incorporated in California, Spy Optic, Inc., which we consolidate in our financial statements. We were incorporated as Sports Colors, Inc. in California in August 1992. From August 1992 to April 1994, we had no operations. In April 1994, we changed our name to Spy Optic, Inc. In November 2004, we reincorporated in Delaware and changed our name to Orange 21 Inc.

We own various trademarks and trade names used in our business, such as Spy, SpyOptic, Eye Spy, Windows for your head, Scoop, Delta Photochromatic, Dri Force, ARC, a Trident Design, Plus System, Gemini, Mosaic, Isotron, Espion, and a Cross Design; and our unregistered or pending marks include, but are not limited to: Spy (various), Selectron, Zed, Apollo, Haymaker, Hielo, Prodigus Metal Alloy, Bias, Logan, HSX, MC2, SpyOptic, Decker, Double Decker, Viente, a “triangle with cross” design, a “cross with bar” design, and a “cross” design. Other trademarks referenced herein are the property of their respective owners.

Our principal executive officers are located at 2070 Las Palmas Drive, Carlsbad, CA 92011. Our telephone number is (760) 804-8420. Our website is www.orangetwentyone.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus.

INFORMATION REGARDING FORWARD LOOKING STATEMENTS

This prospectus, including the documents we incorporate by reference into it, contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by their use of words such as “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future.

Forward looking statements involve certain risks and uncertainties, many of which are beyond our control. If any of those risks and uncertainties materialize, actual results could differ materially from those discussed in any such forward looking statement. Among the factors that could cause actual results to differ materially from those discussed in forward looking statements are those discussed under the heading “Risk Factors” and in other sections of our Annual Report on Form 10-K for the year ended December 31, 2007, as well as in our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus. See “Where You Can Find Additional Information” and “Incorporation by Reference” for information about how to obtain copies of those documents.

All forward looking statements in this prospectus and the documents incorporated by reference into it are made only as of the date of the document in which they are contained, based on information available to us as of the date of that document, and we caution you not to place undue reliance on forward looking statements in light of the risks and uncertainties associated with them. We assume no obligation to update any forward looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report, or any updates in any subsequent Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise provided in a prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include reducing our outstanding indebtedness, increasing our working capital or financing acquisitions and capital expenditures. When particular securities are offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. Pending the application of the net proceeds for these purposes, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the Nasdaq Global Market under the symbol “ORNG.” The last reported sale price of our common stock on April 24, 2008 on the Nasdaq Global Market was $3.88 per share. The following table sets forth the high and low sale prices for common stock for the periods indicated as reported on the Nasdaq Global Market.

	Stock Prices
	High	Low
2008
Second Quarter (through April 24, 2008)	$4.47	$3.78
First Quarter	5.00	3.76

2007
Fourth Quarter	$5.05	$3.25
Third Quarter	5.85	4.29
Second Quarter	6.00	3.86
First Quarter	4.99	3.62

2006
Fourth Quarter	$5.02	$3.75
Third Quarter	6.53	4.05
Second Quarter	6.75	5.39
First Quarter	6.00	4.87

We have never declared or paid any cash dividend on our common stock, nor do we currently intend to pay any cash dividend on our common stock in the foreseeable future. We expect to retain our earnings, if any, for the growth and development of our business. In addition, the terms of our credit facility limit our ability to pay cash dividends on our common stock. A description of our credit facility can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is incorporated herein by reference, under the caption “Liquidity and Capital Resources” in Item 7 thereof and under the caption “Financial Statements” in Item  8 thereof.

GENERAL DESCRIPTION OF THE SECURITIES WE MAY OFFER

We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $10,000,000 in the aggregate of:

•	shares of our common stock, par value $0.0001 per share;

•	warrants to purchase our common stock;

•	rights to purchase our common stock; or

•	any combination of the foregoing.

The common stock, warrants and rights are collectively referred to in this prospectus as the securities. When particular securities are offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

DESCRIPTION OF COMMON STOCK

General

The following summary of the material features of our common stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our restated articles of incorporation, our restated bylaws and other applicable law. See “Where You Can Find Additional Information.”

Pursuant to our restated articles of incorporation, we are currently authorized to issue 100,000,000 shares of common stock, par value $0.0001 per share. As of April 24, 2008, there were 8,166,813 shares of our common stock outstanding.

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our certificate of incorporation. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

The rights, preferences and privileges of holders of common stock are subject to, and may be materially adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Certain Anti-Takeover Matters

The provisions of Delaware law, our certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or Delaware law, regulating corporate takeovers. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board before the date the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after the date the interested stockholder attained that status, the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any such entity or person.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws provide that:

•

Action by Stockholders. No action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws; therefore, stockholders may not act by written consent.

•	Amendment of Bylaws. Our board of directors is expressly authorized to make, alter or repeal our bylaws.

•	Special Meetings of Stockholders. Stockholders may not call special meetings of the stockholders or fill vacancies on the board.

•

Classified Board of Directors. Our board of directors is divided into three classes serving staggered three-year terms, with one class of directors being elected at each annual meeting of stockholders and the other classes continuing for the remainder of their respective terms.

•	Issuance of Preferred Stock. Our board of directors is authorized to issue preferred stock without stockholder approval.

•

Indemnification of Officers and Directors. We will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

In addition, our bylaws provide that any transaction between us and any affiliate of us must be approved by two-thirds of our independent directors or by our stockholders. In general, provisions of our bylaws can be amended by our board of directors or our stockholders; however, amendments to the provisions noted immediately above can only occur with the consent of two-thirds of our independent board members.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under Delaware law. Under Delaware law, our directors have a fiduciary duty to us which will not be eliminated by this provision in our certificate of incorporation. In addition, each of our directors will continue to be subject to liability under Delaware law for breach of the director’s duty of loyalty to us for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct or knowing violations of law for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision does not affect the directors’ responsibilities under any other laws, such as the federal securities laws.

Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Any amendment or repeal of the provisions in our certificate of incorporation that limit the liability of our directors requires the approval of the holders of shares representing at least two-thirds of our shares entitled to vote in the election of directors, voting as one class.

Delaware law provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our bylaws, any agreement, a vote of stockholders or otherwise. Our certificate of incorporation and bylaws eliminate the personal liability of directors to the maximum extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was one of our directors, officers, employees or other agents, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

We have entered into separate indemnification agreements with our directors and executive officers that could require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have purchased liability insurance for our officers and directors.

Listing

Our common stock is listed on the Nasdaq Global Market and trades under the symbol “ORNG.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase our common stock. We may issue the warrants independently or together with the underlying common stock, and the warrants may be attached or separate from the underlying common stock. We may also issue a series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following description is a summary of selected provisions relating to the warrants that we may issue. The summary is not complete. When warrants are offered in the future, a prospectus supplement will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the warrants as described in a prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of warrants in the applicable prospectus supplement is subject to and is qualified in its entirety by reference to all the provisions of any specific warrant document or agreement, which we will file with the SEC for incorporation by reference into this prospectus. See “Where You Can Find Additional Information” and “Incorporation by Reference” for information on how to obtain a copy of a warrant document when it is filed.

When we refer to a series of warrants, we mean all warrants issued as part of the same series under the applicable warrant agreement.

Terms

The applicable prospectus supplement may describe the terms of any warrants that we may offer, including but not limited to the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies that investors may use to pay for the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the date on and after which the warrants and the related underlying common stock will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	if applicable, the terms of redemption of the warrants;

•	the identity of the warrant agent, if any;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Warrant Agreements

We may issue the warrants in one or more series under one or more warrant agreements, each to be entered into between us and one or more banks, trust companies or other financial institutions, as warrant agent. We may add, replace, or terminate warrant agents from time to time. We may also choose to act as our own warrant agent or may choose one of our subsidiaries to do so.

The warrant agent under a warrant agreement will act solely as our agent in connection with the warrants issued under that agreement. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of those warrants. Any holder of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise those warrants in accordance with their terms.

Form, Exchange, and Transfer

We may issue the warrants in registered form or bearer form. Warrants issued in registered form, i.e., book-entry form, will be represented by a global security registered in the name of a depository, which will be the holder of all the warrants represented by the global security. Those investors who own beneficial interests in a global warrant will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue warrants in non-global form, i.e., bearer form. If any warrants are issued in non-global form, warrant certificates may be exchanged for new warrant certificates of different denominations, and holders may exchange, transfer, or exercise their warrants at the warrant agent’s office or any other office indicated in the applicable prospectus supplement or other offering material.

Prior to the exercise of their warrants, holders of warrants will not have any rights of holders of the common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the common stock purchasable upon such exercise.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of common stock at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement or other offering material. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement or other offering material. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be redeemed as set forth in the applicable prospectus supplement or other offering material.

Warrants may be exercised as set forth in the applicable prospectus supplement or other offering material. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement or other offering material, we will forward, as soon as practicable, the common stock purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our common stock. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and one or more banks, trust companies or other financial institutions, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

•	the date of determining the security holders entitled to the rights distribution;

•	the aggregate number of rights issued and the aggregate number of shares of common stock purchasable upon exercise of the rights;

•	the exercise price;

•	the conditions to completion of the rights offering;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

•	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of common stock at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) through underwriters or dealers, (2) through agents, and/or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

The applicable prospectus supplement with respect to a particular offering of securities will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if any, and if required, any dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

LEGAL MATTERS

Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by Morrison & Foerster LLP.

EXPERTS

Mayer Hoffman McCann P.C., independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Mayer Hoffman McCann P.C.’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operating rules and procedures for the public reference room.

This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and certain information that we will later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the initial registration statement and prior to the effectiveness of this registration statement, and any filings made after the date of this prospectus until we sell all of the securities under this prospectus, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.” The following documents filed with the SEC are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Current Report on Form 8-K filed with the SEC on April 4, 2008;

•	our notice on Form 12b-25 filed with the SEC on April 1, 2008; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on December 13, 2004.

Copies of these filings are available at no cost on our website, www.orangetwentyone.com. Any amendments to these filings will be posted to our website as soon as reasonably practicable after filing with the

SEC. In addition, you may request a copy of these filings and any amendments thereto at no cost, by writing or telephoning us. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. You may also request copies of any exhibits to the registration statement. Please direct your request to:

Orange 21 Inc.

2070 Las Palmas Drive

Carlsbad, CA 92011

(760) 804-8420

You should rely only on the information in our prospectus, any prospectus supplement, any applicable free writing prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus, any prospectus supplement, any applicable free writing prospectus or any incorporated document is accurate as of any date other than the date of the document.

9,544,814 Shares

of Common Stock

PROSPECTUS SUPPLEMENT

January 22, 2009